Exhibit 10.1
Republic Services, Inc.
Executive Incentive Plan

(As amended and restated effective October 26, 2020)

Introduction

The Republic Services, Inc. Executive Incentive Plan was adopted by the Management Development and Compensation Committee of the Board (the “Committee”) on March 12, 2009 and approved by shareholders on May 14, 2009. The Plan was most recently amended and restated February 4, 2014. The Committee now desires to amend and restate the Plan, effective October 26, 2020, to remove references to the performance-based compensation exception that was previously permitted but is no longer applicable under Section 162(m) of the Code.

1.Purpose

The purposes of the Plan are to promote the success of the Company; to provide designated Executive Officers with an opportunity to receive incentive compensation dependent upon that success; and to attract, retain and motivate such individuals.

2.Definitions

“Affiliate” means all entities whose financial statements are required to be consolidated with the financial statements of the Company pursuant to United States generally accepted accounting principles.

“Award” means an incentive award, either a Long Term Award or an Annual Award, made pursuant to the Plan.

•Annual Award — is designed to recognize the annual contribution of Participants to the achievement of certain short term goals and objectives of the Company.

•Long Term Award — is designed to recognize the impact by Participants upon the achievement by the Company of longer term success in enhancing shareholder value.

“Award Formula” means one or more objective formulas or standards established by the Committee for purposes of determining an Award based on the level of performance with respect to one or more Performance Goals. Award Formulas may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

“Award Schedule” means the Award Schedule established pursuant to Section 4.1.

“Beneficiary” means the person(s) designated by the Participant, in writing on a form prescribed by the Committee, to receive payments under the Plan in the event of his or her death while a Participant or, in the absence of such designation, the Participant’s estate.

“Board” means the Board of Directors of the Company.

“Change of Control” means the occurrence of any of the following:

(i) an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then outstanding common stock of the Company (“Shares”) or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change of Control has occurred pursuant to this subsection (i), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (a) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (b) the Company or any Related Entity, or (c) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(ii) the individuals who, as of October 26, 2020, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger Event which results in a Parent Corporation, the board of directors of the ultimate Parent Corporation (as defined in paragraph (iii)(1)(A) below); provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle a Proxy Contest; or

(iii) the consummation of:

(1) a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued ( a “Merger Event”), unless such Merger Event is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger Event where:

(A) the stockholders of the Company immediately before such Merger Event own directly or indirectly immediately following such Merger Event at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger Event (the “Surviving Corporation”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”), or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and,

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger Event constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and

(C) no Person other than (i) the Company, (ii) any Related Entity, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger Event was maintained by the Company or any Related Entity, or (iv) any Person who, immediately prior to such Merger Event had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation if there is no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation.

(2) a complete liquidation or dissolution of the Company; or

(3) the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger Event for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the

Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

In addition, a Change of Control shall not be deemed to occur unless the event(s) that causes such Change of Control also constitutes a “change in control event,” as such term is defined in Code Section 409A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Management Development and Compensation Committee of the Board or any successor committee. The Committee shall be composed of not fewer than two directors.

“Company” means Republic Services, Inc. and its successors.

“Determination Period” means, with respect to a Performance Period applicable t any Award under the Plan, the period commencing on or before the first day of such Performance Period and generally ending 90 days after the commencement of the Performance Period.

“Disability” means the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

“Executive Officer” means a person who is the chief executive officer, chief operating officer, chief financial officer, chief legal officer, executive vice president, or regional president of the Company (or any person in the same role if the title of such role changes).

“Participant” means an Executive Officer selected from time to time by the Committee to participate in the Plan.

“Performance Goal” means the level of performance established by the Committee as the Performance Goal with respect to a Performance Measure. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative. Initially, Performance Goals shall include minimum, target and maximum performance levels.

“Performance Measure” means one or more of the following selected by the Committee for a Performance Period: (i) the attainment of certain target levels of, or a specified increase in, the Company’s enterprise value or value creation targets; (ii) the attainment of certain target levels of, or a percentage increase in, the Company’s after-tax or pre-tax profits, including, without limitation, that attributable to the Company’s continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase relating to, the Company’s operational cash flow or working capital, or a component thereof; (iv) the attainment of certain target levels of, or a specified decrease relating to, the Company’s operational costs, or a component thereof; (v) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of bank debt or other of the Company’s long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (vi) the attainment of a certain target level of, or a specified increase in earnings per share or earnings per share from the Company’s continuing operations; (vii) the attainment of certain target levels of, or a specified percentage increase in, the Company’s net sales, revenues, net income or earnings before income tax or other exclusions; (viii) the attainment of certain target levels of, or a specified increase in, the Company’s return on capital employed or return on invested capital; (ix) the attainment of certain target levels of, or a percentage increase in, the Company’s after-tax or pre-tax return on stockholder equity; (x) the attainment of certain target levels in the fair market value of the Company’s Common Stock; (xi) the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; and/or (xii) the attainment of certain target levels of, or a specified increase in, EBITDA (earnings before interest, taxes, depreciation, depletion, amortization and accretion); (xiii) the attainment of certain target levels of, or a specified increase in, an objective measure of customer satisfaction and/or loyalty; and/or (xiv) the attainment of certain target levels of, or a specified increase in, an objective measure of employee engagement. Performance Measures may be based upon the attainment by a subsidiary, division or other operational unit of the Company of specified levels of performance under one or more of the measures described above. Further, the Performance Measures may be based upon the attainment by the Company (or a subsidiary, division or other operational unit of the Company) of specified levels of performance under one or more of the foregoing measures relative to the performance of other corporations. The Committee may, in its sole and absolute discretion: (i) designate additional business criteria upon which the Performance Measures may be based; (ii) modify, amend or adjust the business criteria described herein; or (iii) incorporate in the Performance Measures provisions regarding changes in accounting methods, corporate transactions (including, without limitation, dispositions or acquisitions) and similar events or circumstances. Performance Measures may include a threshold level of performance below which no Award will be earned, levels of performance at which an Award will become partially earned and a level at which an Award will be fully earned. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

“Performance Period” means one or more periods of time, as the Committee may designate, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to payment in respect of an Award. Unless otherwise determined by the Committee in advance, the Performance Period for an Annual Award shall be one calendar year. Unless otherwise determined by the Committee in advance, a Performance Period for a Long Term Award shall be three calendar years.

“Plan” means the Republic Services, Inc. Executive Incentive Plan as most recently amended and restated effective October 26, 2020 as set forth herein.

“Plan Year” means the calendar year.\

“Retirement” means retirement (i) on or after attaining age 65 or (ii) on or after satisfying any of the following age and service requirements provided the Participant provides the Company written notice of his or her intention to retire at least one year in advance of retirement: age 55 and 20 years of service; age 56 and 10 years of service; or age 60 and five years of service.

3.Participation

3.1     Participants shall be selected by the Committee from among the Executive Officers. The selection of an Executive Officer as a Participant for a Performance Period shall not entitle such individual to be selected as a Participant with respect to any other Performance Period; provided, however, that once an Executive Officer becomes a Participant, he or she shall continue as a Participant until the Committee terminates his or her participation or an event occurs under the Plan which causes termination of participation.

4.Awards

4.1     Award Schedules. For each Performance Period with respect to which an Award may be earned by a Participant under the Plan, prior to the expiration of the Determination Period (or at such other time as the Committee may determine in its discretion), the Committee shall establish for such Performance Period an Award Schedule for each Participant. The Award Schedule shall set forth the applicable Performance Period, Performance Measure(s), Performance Goal(s), and Award Formula(s) and such other information as the Committee may determine. Award Schedules may vary from Performance Period to Performance Period and from Participant to Participant.

4.2     Determination of Awards. A Participant shall be eligible to receive payment with respect to an Award only to the extent that the Performance Goal(s) for such Award are achieved and the Participant earns such Award based on the application of the Award Formula against the Performance Goal(s) for the applicable Performance Period. As soon as practicable after the close of each Performance Period, the Committee shall meet to review and determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate the amount of the Award earned by each Participant for such Performance Period based upon such Participant’s Award Formula. The Committee shall then determine the actual amount of the Award to be paid to each Participant and in so doing may use negative discretion to decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance. Anything in this Plan to the contrary notwithstanding: the maximum Award payable to any one Participant is (i) in the case of an Annual Award, $10,000,000 with respect to any

Performance Period; and (ii) in the case of a Long Term Award, $5,000,000 multiplied by the number of full or partial 12-month periods that are in the Performance Period.

4.3     Payment of Awards. Awards shall be paid in a lump sum cash payment after the amount thereof has been determined in accordance with Section 4.2. Except as otherwise provided in any Employment Agreement or Award Schedule, payment of any Award shall be made at such time determined by the Committee that is within the first 2 ½ months of the Company’s taxable year that immediately follows the last day of the applicable Performance Period. The Committee may, subject to such terms and conditions and within such limits as it may from time to time establish, permit one or more Participants to defer the receipt of amounts due under the Plan in a manner consistent with the requirements of Code Section 409A. If any Award which is earned pursuant to this Section 4 is paid prior to the time determined when the Award was initially granted, the amount of such Award shall be reduced by an appropriate discount factor determined by the Committee.

4.4      Change of Control. All Performance Goals and other conditions to payment of Awards shall be deemed to be achieved or fulfilled as of the time of a Change of Control. In the event of a Change of Control, the Company shall promptly pay each Participant 100% of the Participant’s Target Award (as established in the applicable Award Schedules) for the Performance Periods in which the Change of Control occurs. In addition, if at the time of a Change of Control there has been no determination or payment of an Award for the preceding Performance Periods, the Company shall pay to each individual who was a Participant with respect to such prior Performance Periods the full amount to which he or she would have been paid assuming the Committee determines that the Participant satisfied the applicable Performance Goals for such Performance Periods without reduction in Award payments. for factors other than those resulting from the failure to satisfy the applicable Performance Goals. Payments under this Section 4.4 shall be made not later than ten (10) days following the Change of Control.

5.Termination of Employment

5.1     Termination of Employment.

•Except as otherwise provided in Sections 4.4, 5.2 or 5.3, a Participant who has a termination of employment for any reason other than “cause” prior to the date of payment of an Award shall forfeit all right to or interest in the Award.

•Except as otherwise provided in Section 5.3, a Participant whose employment is terminated for “cause” (Termination for Cause) prior to the date of payment of an Award shall forfeit all right to or interest in the Award.

Termination for Cause shall mean with respect to any Participant, cause or for cause as defined in any employment, consulting or other agreement for the performance of services between the Participant and the Company, or, in the Executive Separation Policy for any Participant who is covered by the Executive Separation Policy. In the absence of any such agreement or policy or any such definition in such agreement or policy, cause shall mean (i) Participant’s willful and continued failure to substantially perform his or her duties after he or she has received written notice from the Company identifying the actions or omissions constituting willful and continued failure to perform, (ii) Participant’s conviction or plea to a felony, misdemeanor or any other crime, (iii) Participant’s actions or omissions that constitute fraud, dishonesty or gross misconduct, (iv) Participant’s breach of any fiduciary duty that causes material injury to the Company, (v) Participant’s breach of any duty causing material injury to the Company, (vi) Participant’s inability to perform his or her material duties to the reasonable satisfaction of the Company due to alcohol or other substance abuse, or (vii) any violation of the Company’s policies or procedures involving discrimination, harassment, substance abuse or work place violence. Any termination for Cause pursuant to this Section shall be given to the Participant in writing and shall set forth in detail all acts or omissions upon which the Company is relying to terminate the Participant for Cause. With respect to Participants other than the Chief Executive Officer: Chief Operating Officer, Chief Financial Officer and Chief Legal Officer (the Executive Group), a determination of cause shall be made by the Chief Executive Officer.

With respect to the Executive Group, before any determination by the Company that Cause exists to terminate the Participant, the Company shall cause a special meeting of the Committee to be called and held at a time mutually convenient to the Committee and Participant, but in no event later than ten (10) business days after Participant’s receipt of the notice that the Company intends to terminate the Participant for Cause. Participant shall have the right to appear before such special meeting of the Committee with legal counsel of his or her choosing to refute such allegations and shall have a reasonable period of time to cure any actions or omissions which provide the Company with a basis to terminate the Participant for Cause (provided that such cure period shall not exceed 30 days). A majority of the members of the Committee must affirm that Cause exists to terminate the Participant. No finding by the Committee will prevent the Participant’s contesting such determination through appropriate legal proceedings, provided that the Participant’s sole remedy shall be to sue for damages, not reinstatement, and damages shall be limited to those that would be paid to the Participant if he or she had been terminated without Cause.

5.2     Death, Disability or Retirement

•Except as otherwise provided in Section 5.3 hereof, in the event that a Participant dies after an Award has been granted to the Participant but before it has been determined to be earned pursuant to Section 4.2, there shall be paid to the Participant’s Beneficiary or estate an amount equal to the full targeted Award that the Committee was authorized in accordance with the Award Formula to pay to the Participant pursuant to Section 4.3 had his or her employment continued through the end of the Performance Period and had all Performance Goals been met. Payment of all such Awards shall be made within thirty (30) days following the date of termination of the Participant’s employment as a result of death.

•Except as otherwise provided in Section 5.3 hereof and if and to the extent permitted under Section 409A of the Code, in the event that a Participant’s employment is terminated by reason of Disability or Retirement after an Award has been granted to the Participant but before it has been determined to be earned pursuant to Section 4.2, there shall be paid to the Participant a pro-rated amount equal to the Award payment that the Committee determines would have been paid to the Participant pursuant to Section 4.3 had his or her employment continued through the end of the Performance Periods, multiplied by a fraction, the numerator of which is the number of completed calendar months of employment during the applicable Performance Period and the denominator of which is the total number of months in the applicable Performance Period. Payment of all such Awards shall be made at the same time as Awards are paid to Participants who remained employed through the end of the applicable Performance Period.

5.3     Committee Discretion. The provisions of Sections 5.1 and/or 5.2 hereof shall not apply to any Participant or Participants if and to the extent (i) determined by the Committee, in its sole and absolute discretion, or (ii) provided in any employment, consulting or other agreement for the performance of services between the Participant and the Company, or in the Executive Separation Policy for any Participant who is covered by the Executive Separation Policy.

6.Administration

6.1     In General. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan. The Chief Executive Officer of the Company may recommend to the Committee Executive Officers for participation and target award levels for Participants.

6.2     Determinations. The actions and determinations of the Committee or others to whom authority is delegated under the Plan on all matters relating to the Plan and any Awards shall be final and conclusive. Such determinations need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

6.3     Appointment of Experts. The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

6.4     Delegation. The Committee may delegate to others the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purposes.

6.5     Books and Records. The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

6.6     Payment of Expenses. The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional and expert fees.

6.7     Clawback of Benefits. If and to the extent required under applicable law or stock exchange requirements, the Committee may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant or beneficiary, and (iii) effect any other right of recoupment of compensation provided under this Plan. By accepting an Award, a Participant is agreeing to be bound by this Section 6.7 and the Republic Services, Inc. Clawback Policy (the “Clawback Policy”) and any future amendment or restatement of the Clawback Policy adopted by the Company to comply with applicable laws or stock exchange requirements.

7.Miscellaneous

7.1     Nonassignability. No Award shall be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by the laws of descent and distribution.

7.2    Withholding Taxes. Whenever payments under the Plan are to be made or deferred, the Company will withhold therefrom, or from any other amounts payable to or in respect of the Participant, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

7.3    Amendment of Termination of the Plan. The Plan may be amended or terminated by the Committee in any respect except that (i) no amendment may be made after the date on which an Executive Officer is selected as a Participant for a Performance Period that would adversely affect the rights of such Participant with respect to such Performance Period without the consent of the affected Participant, and (ii) no amendment shall be effective without the approval of the shareholders of the Company to increase the maximum Award payable under the Plan.

7.4    Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

7.5    Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is payable under the Plan, such payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company under the Plan.

7.6    Unfunded Plan. Nothing in this Plan will require the Company to purchase assets or place assets in a trust or other entity to which contributions are made or otherwise to segregate any assets for the purpose of satisfying any obligations, under the Plan. Participants will have no rights under the Plan other than as unsecured general creditors of the Company.

7.7    Limits of Liability. Neither the Company, the Committee nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, will have any liability to any party for any action taken or not taken in good faith under the Plan.

7.8    No Right of Employment. Nothing in this Plan will be construed as creating any contract of employment or conferring upon any Participant any right to continue in the employ or other service of the Company or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause.

7.9    Section 409A. It is intended that the Plan comply with Section 409A of the Code. If an Award is payable on account of a termination of employment (i) it shall be paid no earlier than the Participant’s separation from service as determined in accordance with Section 409A and (ii) if at the time of the Participant’s separation from service with the Company, the Participant is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable as a result of such separation from service is necessary in order to avoid the additional tax under Section 409A, the Company will defer the payment or commencement of the payment of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following the Participant’s separation from service with the Company (or, if earlier, the date of death of the Participant). The Plan shall be interpreted, administered and operated in accordance with Section 409A, although nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to the Participant.

7.10    Section Headings. The section headings contained herein are for convenience only and, in the event of any conflict, the text of the Plan, rather than the section headings, will control.

7.11    Invalidity. If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

7.12    Applicable Law. The Plan will be governed by the laws of the State of Arizona, as determined without regard to the conflict of law principles thereof.